Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Inc. Announces Registered Offering of

$40 Million in Common Stock

Sept. 19, 2006 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTAX: CTIC) today announced that it has agreed to sell approximately 23,121,387 shares of its common stock at a per share price of $1.73 per share in a registered offering. CTI has also granted the purchasing investors a 90-day option to purchase approximately an additional 5,780,346 shares at the same price per share.

The offering is expected to close on or about September 21, 2006, subject to certain closing conditions.

Rodman & Renshaw, LLC acted as the lead placement agent and sole book runner on this transaction. Punk, Ziegel and Company acted as the co-placement agent.

A shelf registration statement relating to the common stock to be issued in the offering has been filed with the Securities and Exchange Commission and has become effective. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement and accompanying base prospectus may be obtained directly from Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include the risk that the above described transaction will not close as a result of the failure to meet closing conditions, investors may breach or withdraw their commitment, and until closed there is no assurance that it will close or what the total amount may be, and other risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K and 8-K. CTI is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

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Media and Investors Contact:

Cell Therapeutics, Inc.

Dan Eramian or Susan Callahan

T: 206.272.4343 or 206.272.4472

F: 206.272.4434

E: media@ctiseattle.com

E: invest@ctiseattle.com

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